Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”). made as of this              day of             , 2005, by and between DOLLAR TREE STORES, INC., a Virginia corporation (“Company”), and              (“Consultant”).

WHEREAS, Consultant has been actively involved in the Company’s business as a founder, stockholder, and officer; and

WHEREAS, Consultant has retired from active employment with the Company but has knowledge and skills which are highly valuable to the Company; and

WHEREAS, the Company desires to retain the services of Consultant as a consultant and Consultant desires to be engaged by the Company as a consultant.

NOW, THEREFORE, in consideration of the premises, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Engagement. The Company hereby engages Consultant as an independent contractor to serve as a consultant on various business matters of importance to the Company, as determined by the Company from time to time. Consultant hereby accepts such engagement on the terms and conditions contained herein. Consultant shall consult with the Company and perform such services as are reasonably requested by the Board of Directors, which will be up to 100 hours each year. Consultant shall faithfully, professionally, and to the best of his knowledge and skill provide such services. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partnership, joint venture, agency or employment, nor shall any similar relationship be deemed to exist between them.

2. Term. The Initial Term shall begin on the date of this agreement, and end approximately one year from said date on the date of the Company’s fiscal year end. Thereafter, this Agreement shall automatically renew from fiscal year to fiscal year unless sooner terminated as provided in Section 3 below.

3. Termination. Subject to circumstances involving a Change of Control as provided in Section 4(c), the Company and Consultant may terminate this Agreement at any time, with or without cause, upon providing thirty (30) days prior written notice to the other party.

4. Compensation and Benefits.

a. The Company shall compensate Consultant the rate of $30,000 per annum. Such amounts shall be paid in equal quarterly installments. Consultant acknowledges that the payment of all taxes including, without limitation, state and federal income tax, social security and Medicare, are the sole responsibility of Consultant, and will not be paid by the Company. Upon written request by Consultant made at least thirty (30) days prior to any renewal of this Agreement, the Company will review Consultant compensation and, in its reasonable discretion, shall determine whether or not to increase such compensation. The Company may also, in its sole discretion, award Consultant additional compensation (in the nature of a bonus) for services performed.

b. In addition, Consultant, together with his spouse and dependents, shall be fully eligible to participate in the group health insurance maintained by the Company under the Dollar Tree Stores, Inc. Group Health Benefit Plan (the “Plan”), provided however, that the payment for such insurance shall be the responsibility of Consultant.

c. If this Agreement is terminated by the Company in connection with any Change of Control (as defined in Section 6 below), then the Company’s obligations described under Section 4(a) shall continue for the remainder of Consultant’s life, and the Company’s obligations described under Section 4(b) shall continue until the latter of Consultant’s death or the death of Consultant’s spouse or dependents who were enrolled as participants in the Plan at the time of Consultant’s death.

5. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The rights, interests, and obligations of Consultant under this Agreement are unassignable.

6. Certain Definitions. The term “Change of Control” shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 30% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction.

7. Construction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. This Agreement, which supersedes all prior understandings of the parties, constitutes the entire understanding between the parties. No amendment, modification, or supplement hereto shall be of any force or effect unless it is in writing, signed by all the parties hereto.

WITNESS the following signatures and seals, effective as of the day and year first above written.

Consultant

DOLLAR TREE STORES, INC.

By
Macon F. Brock, Jr.
Chairman